UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 8, 2019

MarineMax, Inc.

__________________________________________

(Exact name of registrant as specified in its charter)

Florida	1-14173	59-3496957
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2600 McCormick Drive, Suite 200, Clearwater, Florida		33759
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		727-531-1700

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	HZO	New York Stock Exchange

Item 1.01 Entry into a Material Definitive Agreement

On November 8, 2019, MarineMax, Inc. and its subsidiaries (collectively, the “Company”) amended and restated its Inventory Financing Agreement (the "Credit Facility"), originally entered into on June 24, 2010, as amended and restated on June 28, 2013 and as subsequently amended on October 30, 2015, June 9, 2016, May 9, 2017, and October 26, 2018 with Wells Fargo Commercial Distribution Finance LLC, and includes M&T Bank, Bank of the West, and BB&T. The November 8, 2019 amendment and restatement, among other things, increased the size of the facility by $40 million to $440 million, increased the borrowing availability against certain collateral, and extended the expiration date by one year to October 30, 2022.

The amended Credit Facility has a three-year term and expires on October 30, 2022, subject to extension for two one-year periods, with lender approval.

Advances under the amended and restated Credit Facility are initiated by the acquisition of eligible new and used inventory or are re-advances against eligible new and used inventory that have been partially paid-off. Advances on new inventory mature 1,080 days from the original invoice date. Advances on used inventory mature 361 days from the date the Company acquires the used inventory. Each advance is subject to a curtailment schedule, which requires that the Company pay down the balance of each advance on a periodic basis starting after six months. The curtailment schedule varies based on the type of inventory and the value of the inventory.

The collateral for the amended and restated Credit Facility is primarily the Company’s inventory that is financed through the amended Credit Facility and related accounts receivable. None of the Company’s real estate has been pledged as collateral for the amended Credit Facility. The facility contemplates that other lenders may be added by the Company to finance other inventory not financed under this facility.

Most of the lenders under the amended Credit Facility and their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letters of credit and bank guarantee facilities, investment banking and trust services, and some may serve as a source of retail financing for the Company’s customers.

This description of the amended Credit Facility is qualified in its entirety by reference to the complete terms and conditions of the amended Credit Facility which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for its quarterly period ended December 31, 2019.

On November 11, 2019, the Company issued a press release announcing the amended Credit Facility. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

To the extent that entering into the November 8, 2019 amendment and restatement constituted a termination of the Credit Facility, the information set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Press release of MarineMax, Inc. dated November 11, 2019, entitled “MarineMax Expands Financing Capacity.”

Exhibit Index

Exhibit No.	Description

99.1	Press release of MarineMax, Inc. dated November 11, 2019, entitled “MarineMax Expands Financing Capacity.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarineMax, Inc.
	By:	/s/ Michael H. McLamb Name: Michael H. McLamb Title: Executive Vice President, Chief Financial Officer and Secretary
November 12, 2019